Exhibit 107

Filing Fee Table

           F-1

(Form Type)

                Starbox Group Holdings Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security	Fee	Amount	Proposed	Proposed	Fee Rate	Amount of
	Type	Class	Calculation	Registered	Maximum	Maximum		Registration
		Title	or Carry		Offering	Aggregate		Fee
			Forward		Price Per	Offering
			Rule		Unit	Price(1)
	Equity	Ordinary shares, par value $0.001125 per share(2)(3)	Rule 457(o)	–	–	$15,000,000	0.00011020	$1,653
	Equity	Pre-funded warrants(3)(4)	Rule 457(g)	–	–	–	0.00011020	–
Fees to Be Paid	Equity	Ordinary shares underlying the pre-funded warrants(5)	Rule 457(o)	–	–	–	0.00011020	–
	Equity	Common warrants(4)	Rule 457(g)	–	–	–	0.00011020	–
	Equity	Ordinary shares underlying the common warrants(6)	Rule 457(o)	–	–	$7,500,000	0.00011020	$826.5
	Total Offering Amounts					$22,500,000		$2,479.5
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$2,479.5

(1)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(2)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	The proposed maximum aggregate offering price of the ordinary shares will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any ordinary shares issued in the offering. According, the proposed maximum aggregate offering price of the ordinary shares and pre-funded warrants (including the ordinary shares issuable upon exercise of the pre-funded warrants), if any, is $15,000,000.

(4)

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s ordinary shares underlying the pre-funded warrants and common warrants are registered hereby, no separate registration fee is required with respect to the pre-funded warrants and common warrants registered hereby.

(5)	The registrant may issue pre-funded warrants to purchase ordinary shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which ordinary shares are being sold to the public in this offering, minus $0.001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.001 per share (subject to adjustment as provided for therein).

(6)	Based on an assumed per-share exercise price for the warrants of 50% of the public offering price of the ordinary shares and pre-funded warrants; the proposed maximum aggregate offering price of the ordinary shares and pre-funded warrants is $15,000,000.